UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2015

Cole Credit Property Trust V, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-189891 (1933 Act)	46-1958593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016

(Address of principal executive offices)

(Zip Code)

(602) 778-8700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 27, 2015, the board of directors (the “Board”) of Cole Credit Property Trust V, Inc. (the Company”) appointed Robert A. Gary as a director of the Company and as a member of the audit committee of the Board, effective April 1, 2015. The Board has determined that Mr. Gary is an independent director.

Robert A. Gary, IV, age 61, is a Founding Partner of Keiter, PC, Certified Public Accountants and Consultants, which he co-founded in 1978. Mr. Gary has more than 37 years of experience in public accounting, providing accounting, tax, and consulting services to business organizations and individuals. His accounting practice focuses on general business consulting, real estate construction, development and management, employee benefits, executive compensation, estate planning and administration. Mr. Gary provides insights and opportunities to clients in a variety of industries, including real estate, estates, trusts and foundations, private venture capital investors, manufacturing, distribution, and professional services. He previously served as an independent director of Landmark Apartment Trust, Inc. (formerly Grubb & Ellis Apartment REIT Inc.) from December 2005 until May 2014, and of Cornerstone Realty Income Trust from 2003 until its 2005 merger with Colonial Property. While serving on the boards of both Landmark and Cornerstone, Mr. Gary also served as the chairperson and financial expert for each company’s audit committee. He received a B.S. in Accounting from Wake Forest University and an M.B.A. from the University of Virginia’s Darden School. Mr. Gary is a Certified Public Accountant, a Certified Information Technology Professional, a Chartered Global Management Accountant, and a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants.

The appointment of Mr. Gary as a director was not made pursuant to any arrangement or understanding between Mr. Gary and any other person. Mr. Gary has not had any direct or indirect material interest in any transaction with the Company or to which the Company is a party or in any currently proposed transaction with the Company or to which the Company is a party. Mr. Gary will serve as a director until the next annual stockholders’ meeting and until his successor is duly elected and qualifies, or until his earlier resignation, removal or inability to serve.

On March 12, 2015, the Board appointed Marcus E. Bromley as a director of the Company, as previously reported in a Current Report on Form 8-K filed on the same date. On March 25, 2015, the Board appointed Mr. Bromley as a member and chairman of the audit committee of the Board.

Also on March 25, 2015, the Board appointed Christine T. Brown as vice president of accounting and principal accounting officer of the Company, effective immediately. Simon J. Misselbrook, the Company’s chief financial officer, treasurer and principal financial officer, had served as the Company’s principal accounting officer prior to Ms. Brown’s appointment.

Christine T. Brown, age 33, has served as vice president of accounting of the Company since March 2015, and joined Cole Capital® in October 2011. Prior to joining Cole Capital, Ms. Brown worked in the accounting and finance industry for over ten years, including working with Deloitte & Touche LLP from September 2004 to August 2006, with Countrywide Bank from August 2006 to August 2008 and with Epps Forensic Consulting PLLC from August 2008 to September 2011. Ms. Brown received a B.A. in Accounting and a B.A. in Marketing from Arizona State University. In addition, she is a Certified Public Accountant, licensed in the state of Arizona, and a Certified Fraud Examiner. She also is a member of the American Institute of Certified Public Accountants and the Association of Certified Fraud Examiners.

Ms. Brown did not enter into an employment agreement with the Company in connection with her appointment as the Company’s vice president of accounting and principal accounting officer, and the appointment of Ms. Brown as vice president of accounting and principal accounting officer of the Company was not made pursuant to any arrangement or understanding between Ms. Brown and any other person. Ms. Brown has not had any direct or indirect material interests in any transaction with the Company or to which the Company is a party or in any currently proposed transaction with the Company or to which the Company is a party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2015	COLE CREDIT PROPERTY TRUST V, INC.

	By:	/s/ Christine T. Brown
	Name:	Christine T. Brown
	Title:	Vice President of Accounting
Principal Accounting Officer